Exhibit 99.1

Media Release Contact Sie Soheili Sie.Soheili@CapitalOne.com

For Immediate Release: March 2, 2020

Ime Archibong and Craig Williams to Join the
Capital One Board of Directors

Experienced Retail and Technology Leaders Appointed as Independent Directors on the
Capital One Board

McLean, VA – March 2, 2021 - Capital One Financial Corporation (NYSE: COF), today announced the addition of two new members to its Board of Directors. Ime Archibong, Head of New Product Experimentation (NPE) at Facebook, and Craig Williams, President of Jordan Brand at Nike, have been appointed to fill two new seats on the Board, and will stand for election by Capital One shareholders in May 2021.

Ime Archibong is Head of New Product Experimentation at Facebook where he leads an internal group of entrepreneurs building and testing new mobile applications and product experiences to meaningfully improve people’s lives. Previously, Archibong was Vice President of Product Partnerships at Facebook where, for nearly a decade, he built and scaled the global team that manages strategic partnerships with consumer technology companies, platform developers, community leaders, and nonprofits.

Prior to Facebook, Archibong served in various roles at IBM, including as a software engineer working on storage systems, within the Corporate Strategy team that laid the foundation for the Smarter Cities initiative, and the Advanced Technology Business Development team supporting memory and storage research. He earned a Bachelor of Science in Computer Science and Electrical Engineering from Yale University and an MBA from the Stanford Graduate School of Business.

“When I first met Ime, his optimism and sense of possibility jumped off the screen,” said Richard D. Fairbank, Chairman and CEO of Capital One. “Ime’s product and partnership experience at a company that has billions of users and global reach has given him a broad understanding of the issues at the intersection of product, technology, data, and the customer experience. He brings unique perspectives to Capital One’s Board that span the technology landscape as well as his deep commitment to building community and helping people understand each other. I’m sure he will make a powerful impact on our company, especially as we continue Capital One’s technology and data transformation.”

Craig Williams has more than 30 years of experience leading international consumer brands, business operations and strategy. He is a member of the senior executive team at Nike, where Williams serves as President of Jordan Brand. In this role, he leads the global vision, strategy and growth of its multi-billion dollar portfolio. Prior to joining Jordan Brand, Williams was Senior Vice President, The Coca-Cola Co. and President of The McDonald's Division (TMD) Worldwide, where he was responsible for leading and growing the company’s strategic partnership with McDonald’s in more than 100 countries.

Williams’ earlier experience extends across industries, including three years with CIBA Vision Corporation focused on global marketing, seven years with Kraft Foods Inc. in brand management, and five years in the U.S. Navy as a Naval Nuclear Power Officer. Williams earned his MBA from Northwestern University and a Bachelor of Science in Physics from Benedict College.

“Craig's great judgment has been honed by more than three decades of global experience in setting visions, building brands, and driving stellar results at some of the world’s most admired companies,” added Fairbank. “He’s a seasoned business executive who was hand-picked to lead Jordan Brand, one of the world’s most iconic brands. Craig also leads with his heart as he focuses on creating inspirational opportunities to help young people worldwide reach their highest potential. Craig brings tremendous wisdom, creativity, and humanity to our Board, and we are thrilled to have him join us.”

Capital One also announced today that, after 16 years of service on the company's board, Pierre Leroy is retiring from the Board effective as of the date of the 2021 Annual Meeting, in accordance with the company's retirement policy. Capital One is deeply grateful for the leadership and perspective that Mr. Leroy has provided to the Board and the company's executive management team.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $305.4 billion in deposits and $421.6 billion in total assets as of December 31, 2020. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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